CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Variable Insurance Trust and to the use of our report dated February 26, 2013 on the financial statements and financial highlights of Vice Fund Portfolio, a series of shares of beneficial interest in the Variable Insurance Trust.  Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 26, 2013